PACKAGING MATERIAL SUPPLY AGREEMENT

INTERNATIONAL PAPER COMPANY, a New York corporation existing under the laws of the United States of America, with a principal p]ace of business at International Place I, 6400 Poplar Avenue, Memphis, Tennessee 38197, USA ("International Paper") agrees to sell to Hansen Beverage Company ("Hansen's"), a business entity existing under the laws of California, agrees to purchase upon the following terms and conditions certain 250 mI International Paper aseptic packaging materials for Hansen's Juice Slam and Juice Blast ("Packaging Material").

1. Term. From the date of January 1, 2001 and for three (3) years thereafter ending no sooner than December 3, 2003, or until terminated or extended as set forth below.

2. Quantity. All (100%) of Hansen's requirements for aseptic Packaging Material. During the term of this Agreement, International Paper shall supply Hansen's with those quantities or Packaging Materials as ordered by pursuant to this Agreement for the specified co-packer facilities of Green Spot Packaging, Claremont, CA and Johanna Foods, Flemington, NJ.

3. Pricing and Terms of Payment. Pricing and terms of payment for Packaging Material shall be those in effect as set forth in Schedule A. Notice of subsequent price changes for Packaging Material are deternined in accordance with Schedule A. Shipments of Packaging Material shall be ex-works, plant of manufacture. Terms of sale are one percent (1%) ten (10) days; net thirty (30) days.

4. Orders. Hansen's purchase orders will specify quantities to be shipped from "blanket orders" greater than ____ aseptic boxes. International Paper will warehouse Packaging Material from these "blanket orders" for ninety (90) days at their costs.

5. Title - Risk of Loss. Title, risk of loss and damages to the Packaging Material will pass to Hansen's when the goods are delivered for shipment at International Paper's manufacturing facility.

6. Excuse of Performance. No liability shall result from delay in performance by International Paper or Hansen's caused by act of God, fire, flood, war, government action, accident, labor trouble or shortage, inability to obtain material, equipment or transportation, or similar circumstances beyond the reasonable control of International Paper or Hansen's.

7. Liability. Upon receipt, Hansen's shall examining the Packaging Material for nonconformity. Any claims shall be deemed waived unless all ascertainable factory defects are stated with particularity in writing and received by International Paper within a reasonable time after they become known to Hansen's and whenever possible within such time as will enable International Paper's technicians to reasonably distinguish such defect from defects, if any, resulting from misuse, mishandling, exposure to the elements or other causes beyond the reasonable control of International Paper. Any Packaging Material that does not meet or exceed the product specifications of Schedule B
("Nonconforming or Defective Packaging Material") will be set aside for inspection by International Paper. Any action for breach of this Agreement based in whole or in part on nonconformity of Packaging Material must be commenced within one (1) year after Hansen's is or reasonably .should have been aware of the cause of action has occurred. Hansen's shall store the Packaging Material in a cool, dry and clean place.

International Paper shall in no event be liable for any incidental or consequential unforeseeable damages other than damages caused by or attributable to defective Packaging Material. Hansen's shall be entitled to setoff from the price invoiced to it the amount of any claim asserted against International Paper with International Paper's prior written consent. Hansen's agrees to indemnify, defend and hold harmless International Paper from and against all claims, actions, losses, demands, suits, including reasonable attorney fees arising out of this Agreement, other than claims, actions, losses, demands or suits arising out of Nonconforming or Defective Packaging Materials due to the negligence of International Paper.

8.Warranty. International Paper makes no warranty of any kind except as was stated above, either express or implied by fact or by law save to the extent caused or attributable to defective Packaging Material. Hansen's undertakes the sole responsibility for the products packed.

9.1 Marketing Allowances. In consideration for the terms of this Agreement, International Paper agrees to credit Hansen's on a quarterly basis an amount equal to $____ per case of 24 aseptic units purchased Hansen's using International Paper aseptic rollstock packaging. This allowance is conditioned upon Hansen's purchasing aseptic rollstock from International Paper to produce a minimum of ____ cases, at 24 units per case, annually. In the event of Hansen's non-performance of this requirement, this Agreement shall be extended until such time that Hansen's makes up this shortfall and thereby purchases and pays in full for aseptic rollstock to produce ____, at 24 units per case, hereunder. This allowance is also contingent upon Hansen's maintaining their accounts receivable within terms. Hansen's will furnish sales data to International Paper, Ralleigh, NC on a quarterly basis and this marketing allowance will be paid within 30 days of receipt.

9.2 In the event this Agreement is terminated in accordance with Paragraph 17 and due to an act or omission of Hansen's thereunder, the marketing allowances of Paragraph 9.1 shall likewise terminate and no portion of this marketing allowance due thereafter shall be due and owing by International Paper.

10. Notices. All notices shall be made in writing and shal be deemed to have been properly given if sent by certified mail, Return Receipt Requested, facsimile (simultaneously confirmed by Certified Mail, Return Receipt Requested) or by hand delivery to any authorized agents, at the respective addresses set forth herein. All payments, unless otherwise directed by International Paper, shall be sent to the address shown on the invoice.

11. Resolution of Disputes.
11.1 In the event of a breach of this Agreement, or a dispute as to the meaning of this Agreement, or any of its terms which the parties cannot resolve by themselves amicably, the parties agree to submit such dispute to resolution in the manner hereinafter described. First, the parties shall endeavor to resolve the dispute through the use of an acceptable alternative dispute resolution procedure, If within thirty (30) days after one party notifies the other in writing of the existence of a dispute which it desires to be resolved under this paragraph the parties have not agreed upon an acceptable alternative dispute resolution procedure, then the matter shall be resolved by arbitration as set forth below and according to the rules and procedures of the American Arbitration Association, except as herein modified by the parties and judgment upon the award may be entered in any court having jurisdiction thereof. Unless otherwise agreed to in writing, all alternative dispute resolution or arbitration hearings will be held in Los Angeles, CA.

11.2 within ten (10) days after the failure to agree to an acceptable alternative dispute resolution procedure, each party will select an arbitrator, and notify the other party of its selection. Within fifteen (15) days after such notice, the respective arbitrators will select a third arbitrator as Chairman of the panel. A hearing by the arbitration panel must be held within thirty (30) days after the selection of the Chairman and a majority decision and resolution must be reached within thirty (30) days of such hearing. Decisions of the panel must be in writing and will be final arid binding on the parties.

11.3 All proceedings will be held in the English language and each party shall bear its own cost of presenting its case, including one-half the cost of the arbitration panel and/or arbitrator, in an alternative dispute resolution procedure, or arbitration, as the case may be.

11.4 The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Tennessee (as if all aspects of the Agreement were to be performed in Tennessee).

12. Artwork and Wording. International Paper shall be responsible for reasonable and actually incurred costs for Artwork and plate charges for Packaging Material of new product lines equal to ____% of the Packaging Material purchased during each year of this Agreement. Hansen's nevertheless assumes the responsibility that the same complies with all governmental and/or regulatory (Federal, local or state) regulations and laws concerning the Packaging Material and the products to be contained therein. Hansen's specifically agrees to indemnify and hold International Paper harmless for any claims arising out of any deficiency or misstatement in labeling approved in writing by Hansen's or the improper filling of the Packaging Material and/or the products contained therein.

13. Waiver. The failure of International Paper or Hansen's, as the case may be, to insist in any one or more instances upon strict performance of any or the provisions of this Agreement or to take advantage of any of its rights shall not operate as a continuing waiver of its rights.

14. Entire Agreement and Assignment. This Agreement contains the entire agreement between the parties and shall be binding upon and inure to the benefit of the successors of the parties. Neither this Agreement, nor its rights or obligations shall be assignable or transferable by either party, in whole or in part, except with the written consent of the other party and such consent shall not be unreasonably withheld.

15. Severability. If any provision of this Agreement is found to be invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, the other provisions of this Agreement shall remain in full force and effect in such jurisdiction. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

16. Amendments. No amendments, changes or additions to this Agreement shall be effective or binding on either party hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

17. Termination.

17.1 In the event that Hansen's or International Paper shall fail to make any payment when due under this Agreement (and shall fail to pay the same within ten
(10) days following written notice from either party), or in the event that either party shall materially breach or fail to comply with any other provision of this Agreement, or International Paper's failure to offer competitive pricing and such default shall continue for a period of sixty days after the giving of written notice thereof by the other party to the defaulting party, specifying the default, or in the event that: (i) either party shall become insolvent or be adjudicated a bankrupt, or make a general assignment for the benefit creditors; or (ii) receiver or liquidator shall be appointed for either party; then the other party shall have the right to terminate this Agreement by written notice, such termination to be effective upon giving such notice.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 30th day of November, 2000.

HANSEN BEVERAGE COMPANY                   INTERNATIONAL PAPER COMPANY

By: /s/ HILTON SCHLOSBERG                 By:  /s/ RON PFISTER

Title: Vice Chairman                      Title: N.A. Commercial Manager

Date: November 20, 2000                   Date: February 19, 2002

                   PACKAGING MATERIAL PRICING SUPPLY AGREEMENT
                     BETWEEN INTERNATIONAL PAPER COMPANY AND
                             HANSEN BEVERAGE COMPANY
                             DATED NOVEMBER 30, 2000



PACKAGING MATERIAL PRICING: This pricing for Packaging Material shall remain as set forth below through December 31, 2002. In the event of an industry accepted price increase or decrease after execution of this Agreement and prior to December 31, 2002, this price modification will be effective on January 1, 2003 for a term of at least one (1) year, but in no event shall such increase or decrease exceed ____% of the prior year's pricing for Packaging Material. This provision and its terms will likewise apply to subsequent price modifications during each year of the remaining Term of this Agreement.

250 ml aseptic rollstock $____/Case of 24 units

Includes L/S sealing strip and machine royalty fee

            FIRST ADDENDUM TO THE PACKAGING MATERIAL SUPPLY AGREEMENT
                             DATED NOVEMBER 30, 2000
                                 BY AND BETWEEN
             INTERNATIONAL PAPER COMPANY AND HANSEN BEVERAGE COMPANY

     WHEREFORE, on November 30, 2000, INTERNATIONAL PAPER COMPANY, ("International Paper") and Hansen Beverage Company ("Hansen's"), entered into a Packaging Material Supply Agreement which provided for the purchase of certain aseptic liquid packaging material ("Packaging Material") from International Paper; and

     WHEREFORE, Hansen's has expressed an interest in purchasing additional sizes of aseptic Packaging Material and specifically 125 ml 'superslim' aseptic rollstock and International Paper is willing to offer the same to Hansen's subject to the terms of this First Addendum;

     NOW THEREFORE, it is agreed as follows:

     Term. From the date of November 1, 2001 and for three (3) years thereafter ending no sooner than October 31, 2004, or until terminated or extended as set forth below.

     Quantity. All of Hansen's requirements for 125 ml superslim aseptic Packaging Material. During the term of this Agreement, International Paper shall supply Hansen's with those quantities of this 125 ml superslim Packaging Material as ordered by Hansen's pursuant to the Packaging Material Supply Agreement and this First Addendum for the specified co-packer facilities of Green Spot Packaging, Claremont, CA and Johanna Foods, Flemington, NJ.

     Pricing. Pricing for 125 ml superslim aseptic Packaging Material shall be that in effect as set forth in Schedule A. Shipments of Packaging Material shall be ex-works, plant of manufacture.

     Orders. Hansen's purchase orders will specify quantities to be shipped from "blanket orders" greater than ____ per item or label. International Paper will warehouse Packaging Material from these "blanket orders" for ninety (90) days at their costs. Hansen's shall release Packaging Material from the blanket orders in pallet increments per label of ____ Packaging Material units.

     Marketing  Allowances.  In  consideration  for the  terms of the  Packaging
Material Supply Agreement of November 30, 2000 and this First Addendum, International Paper agrees to also credit Hansen's on a quarterly basis an amount equal to $____ per case of 44 aseptic units of 125 ml superslim units or pro rata for different size cases produced by Hansen's using International Paper aseptic rollstock packaging material. This allowance is conditioned upon Hansen's purchasing and paying in full for aseptic rollstock from International Paper to produce a minimum of ____ cases, at forty-four (44) units per case of 125 ml superslim aseptic packages, or equivalent number of units if different size cases, annually. Any excess purchases to be credited to future years' requirements. In the event of Hansen's non-performance of this requirement, this Agreement shall be extended until such time that Hansen's makes up this shortfall and thereby purchases and pays in full for aseptic rollstock to produce ____ cases, at 44 aseptic units of 125 ml superslim per case, or the equivalent number of aseptic juice boxes of any other size for the Junior Juice brand, hereunder. This allowance is also contingent upon Hansen's maintaining their accounts receivable within terms. Hansen's will furnish sales data to International Paper, Raleigh, NC on a quarterly basis and this marketing allowance will be paid within 30 days of receipt of this sales data.

     Incorporation: All other terms and conditions of the parties November 30, 2000 Packaging Material Supply Agreement shall remain in full force and effect, unless as otherwise provided for as set-forth in this First Addendum.

     IN WITNESS WHEREOF, the parties have caused this First Addendum Agreement to be executed this 26 day of September, 2001.

HANSEN BEVERAGE COMPANY                   INTERNATIONAL PAPER COMPANY

By: /s/ HILTON SCHLOSBERG                 By: /s/RON PFISTER

Title: Vice Chairman                      Title: Commercial Manager

Date: October 3, 2001                     Date: October 3, 2001

                                   SCHEDULE A
                           PACKAGING MATERIAL PRICING:



                                 FIRST ADDENDUM
           TO THE PACKAGING MATERIAL PRICING SUPPLY AGREEMENT BETWEEN
             INTERNATIONAL PAPER COMPANY AND HANSEN BEVERAGE COMPANY
                            DATED SEPTEMBER 26, 2001


         125 ml superslim aseptic rollstock     $____/Case of 44 units

              Includes L/S sealing strip and machine royalty fees

           SECOND ADDENDUM TO THE PACKAGING MATERIAL SUPPLY AGREEMENT
                             DATED NOVEMBER 30, 2000
                                 BY AND BETWEEN
             INTERNATIONAL PAPER COMPANY AND HANSEN BEVERAGE COMPANY

     WHEREFORE, on November 30, 2000, INTERNATIONAL PAPER COMPANY, ("International Paper") and Hansen Beverage Company ("Hansen's"), entered into a Packaging Material Supply Agreement which provided for the purchase of certain aseptic liquid packaging material ("Packaging Material") from International Paper; and

     WHEREFORE, on October 3,2001, International Paper and Hansen's entered into a First Addendum to the November 30, 2000 Packaging Material Supply Agreement which provides for purchasing of additional aseptic Packaging Material and specifically 125 ml 'superslim' aseptic -roll stock;

     WHEREFORE, Hansen's has expressed an interest in purchasing additional sizes of aseptic Packaging Material and specifically 300 ml aseptic roll stock and International Paper is willing to offer the same to Hansen' s subject to the terms of this Second Addendum

     NOW THEREFORE, it is agreed as follows:

     Term. From the date of January 1, 2002 and for three (3) years thereafter ending no sooner than December 31, 2004, or until terminated or extended as set forth below.

     Quantity. All of Hansen's requirements for 300 ml aseptic Packaging Material. During the term of this Agreement, International Paper shall supply Hansen's with those quantities of this 300 ml Packaging Material as ordered by Hansen's pursuant to the Packaging Material Supply Agreement and this Second Addendum for the specified co-packer facilities of Green Spot Packaging, Claremont, CA and Johanna Foods, Flemington, NJ.

     Pricing. Pricing for 300 ml aseptic Packaging Material shall be that in effect as set forth in Schedule A. Shipments of Packaging Material shall be ex-works, plant of manufacture.

     Orders. Hansen's purchase orders will specify quantities to be shipped from "blanket orders" greater than ____ pallets per item or label International Paper will warehouse Packaging Material from these "blanket orders" for one hundred and fifty (150) days at their costs. Hansen's shall release Packaging Material from blanket order in pallet increments per label of ____ Packaging Material units.

     Marketing Allowances. In consideration for the terms of the Packaging Material Supply Agreement of November 30, 2000 and the Addendums and this second Addendum, International Paper agrees to also credit Hansen's on a quarterly basis an amount equal to $____ per case of 24 aseptic units of 300 ml units or pro rata for different size cases produced by Hansen's using International Paper aseptic rollstock packaging material. This allowance is conditioned upon

Hansen's purchasing and paying in full for aseptic rollstock from International Paper to produce a minimum of ____ cases, at twenty-four (24) units per case of 300 ml aseptic packages annually. In the event of Hansen's non-performance of this requirement, this Agreement shall be extended until such time that Hansen' s makes up this shortfall and thereby purchases and pays in full for aseptic rollstock to produce ____ cases, at 24 aseptic units of 300 ml per case, hereunder. This allowance is also contingent upon Hansen's maintaining their accounts receivable within terms. Hansen's will furnish sales data to
International Paper, Raleigh, NC on a quarterly basis and this marketing allowance will be paid Within 30 days of receipt of this sales data.

     Incorporation: All other terms and conditions of the parties November 30, 2000 Packaging Material Supply Agreement shall remain in full force and effect, unless as otherwise provided for as set-forth in this First Addendum.

     IN WITNESS WHEREOF, the parties have caused this Second Addendum Agreement to be executed this 19th day of February, 2001.

HANSEN BEVERAGE COMPANY                    INTERNATIONAL PAPER COMPANY

By: /s/ HILTON SCHLOSBERG                  By:  /s/ RON PFISTER

Title: Vice Chairman                       Title: N.A. Commercial Manager
Date: February 19, 2001                    Date: February 19, 2002

                                   SCHEDULE A
                           PACKAGING MATERIAL PRICING

                                 SECOND ADDENDUM
           TO THE PACKAGING MATERIAL PRICING SUPPLY AGREEMENT BETWEEN
             INTERNATIONAL PAPER COMPANY AND HANSEN BEVERAGE COMPANY
                             DATED FEBRUARY 19, 2001




                  300 ml aseptic roll stock     $____/M units

             $____ per case of 24 units of 300 ml aseptic rollstock